UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

August 24, 2017

Almost Never Films Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53049	26-1665960
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8605 Santa Monica Blvd #98258

West Hollywood, California 90069-4109

(Address of principal executive offices)

(213) 296-3005

 (Registrant's telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2017, the Board of Directors of Almost Never Films, Inc., Inc. (the “Company”) appointed Daniel Roth as Chief Creative Officer of the Corporation and Damiano Tucci as Chief Operating Officer of the Corporation. Also on August 24, 2017, Mr. Roth and Mr. Tucci accepted such appointments.

Daniel T Roth (47), has over 20 years of experience in the film and television industry. specializing in developing, financing and producing content for film. Previously, from September of 2012 until August 24, 2017, Mr. Roth was a co-founder and partner of Parkside Pictures. Mr. Roth began his career in 1997 as a casting director, eventually opening his company Casting House in 2002 with offices in New York and Los Angeles.

Mr. Roth has produced over 30 movies over his career, including producing “LBJ” directed by Rob Reiner and starring Woody Harrelson, which premiered in September 2016 at the Toronto Film Festival. Also producing the Rob Cohen (“Fast & Furious”) film Hurricane Heist.” Mr. Roth is a graduate of the Ohio State University.

Damiano Tucci (28), was a co-founder and partner of Parkside Pictures, from September of 2012 till August 24, 2017. Mr. Tucci He has over eleven years of experience in the film industry specializing in physical production and film finance. He transitioned from child actor to producer as a young teenager and has produced more than thirty-five films in his career.

At Parkside, Mr. Tucci produced and financed films with the likes of Anna Paquin, Denise Richards, James Belushi, Adrian Grenier, John Krasinski, Ray Liotta and John Ratzenberger. Recent undertakings include executive producing Rob Reiner’s "LBJ" starring Woody Harrelson, and Rob Cohen’s "Hurricane Heist" starring Maggie Grace and Ryan Kwanten.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Written Consent of the Sole Director of Almost Never Films, Inc., dated August 24, 2017

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 28, 2017

Almost Never Films Inc.

By:	/s/ Danny Chan
Danny Chan
Title:	CEO

3